UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nobel Learning Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2465204
(State or other jurisdiction of incorporation or organization)	(I.R.S employer Identification No.)

1615 West Chester Pike West Chester, Pennsylvania	19382
(Address of Principal Executive Offices)	(Zip Code)

George H. Bernstein

President & Chief Executive Officer

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, Pennsylvania 19382

(Name and address of agent for service)

(484) 947-2000

(Telephone number, including area code, of agent for service)

COPY TO:

Brian Katz

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, Pennsylvania 19103-2799

(215) 981-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-148294) of Nobel Learning Communities, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2007 (the “Registration Statement”). The Registration Statement registered 1,768,213 shares of the Company’s common stock, par value $0.001, (the “Securities”), for resale on behalf of certain stockholders, to be offered from time to time by the Company (the “Offering”).

On August 9, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 17, 2011, by and among the Company, Academic Acquisition Corp. (“Parent”), and Academic Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), which, along with Parent, is an affiliate of Leeds Equity Partners V, L.P., Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

In connection with the Merger, the Company has terminated the Offering and no additional Securities will be issued thereunder. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities which remain unsold at the termination of the Offering, the Company hereby removes from registration all Securities registered under the Registration Statement that remained unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Nobel Learning Communities, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Chester, Commonwealth of Pennsylvania, on the 17th day of August, 2011.

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ George H. Bernstein
George H. Bernstein
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-148294 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ George H. Bernstein George H. Bernstein	Chief Executive Officer and Director (Principal Executive Officer)	August 17, 2011

/s/ Thomas Frank Thomas Frank	Chief Financial Officer (Principal Financial and Accounting Officer)	August 17, 2011

/s/ Robert A. Bernstein Robert A. Bernstein	Director	August 17, 2011

/s/ Carter W. Harned Carter W. Harned	Director	August 17, 2011